Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement to Form S-3 of our audit report dated August 5, 2022, with respect to the consolidated balance sheets of Netcapital Inc. and Subsidiaries as of April 30, 2022 and 2021, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years then ended, and the related notes to the financial statements. We also consent to the reference to our Firm under the heading “Experts” in the Registration Statement.

Fruci & Associates II, PLLC

October 17, 2022